|_| Check this box if no longer
    subject to Section 16. Form 4 or Form 5 obligations may continue.

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                 STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*


   Raskin                           Zvi
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   (Last)                           (First)             (Middle)


   10 Keri Lane
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                                    (Street)


    Spring Valley                     NY                  10977
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   (City)                           (State)              (Zip)


    Schick Technologies, Inc., SCHK
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2.   Issuer Name and Ticker or Trading Symbol


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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


     3/03
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4. Statement for Month/Year


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5. If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     [ ]  Director                             [_]  10% Owner
     [x]  Officer (give title below)           [_]  Other (specify below)

     General Counsel and Secretary
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7.   Individual or Joint/Group Filing (Check applicable line)

     [x] Form filed by One Reporting Person    [_] Form filed by more than One
                                                   Reporting Person
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

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4. 5. Owner-
                                                                 Securities
                                                                 Acquired (A) or
                                                                 Amount of ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code      V                 (D)             and 4)         (Instr.4) (Instr.4)
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
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           3/3/03         M               6100        A      0.96     75,000         D
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Common Stock                           3/3/03         S               6100        D      4.50     75,000         D
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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).


                                                                          (Over)
                                                                  SEC 1474(3-99)

Table II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Common
Common Stock  0.96    3/3/03   M                        6100   12/20/01 12/20/11 Stock     6100            50810     D
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

Explanation of Responses:


/s/ Zvi Raskin, by Michael Friedlander, Attorney                  3/05/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                POWER OF ATTORNEY

         KNOW EVERYONE BY THESE PRESENTS, which are intended to constitute a GENERAL POWER OF ATTORNEY pursuant to Article 5, Title 15 of the New York
General Obligations Law:

      That I Zvi Raskin, residing at 10 Kerri Lane, Spring Valley, NY 10977, do hereby appoint: Ronald Rosner, residing at 16 New Castle Avenue, Plainview, NY 11803 or Michael Friedlander, residing at 150 -30 71st Avenue, Flushing, NY 11367, MY ATTORNEY(S)-IN-FACT TO ACT IN MY NAME, PLACE AND STEAD in any way which I myself could do, if I were personally present, with respect to the following matter as defined in Title 15 of Article 5 of the New York General Obligations Law to the extent that I am permitted by law to act through an agent: (k) records, reports and statements, which shall be limited to the execution and filing of "Forms 4 and 5" in connection with my ownership, purchase or sale of Schick Technologies stock or options, pursuant to Section 16(a) of the Securities Exchange Act of 1934, and all documents related thereto.................[ZR](please place your initials in this box).

      IN WITNESS WHEREOF, Zvi Raskin has hereunto set his hand and seal on this day of March 5, 2003.

                               By: /s/ Zvi Raskin
                                 ----------------

State of        New York

County of       Queens          ss.:

      On March 5, 2003, before me came Zvi Raskin, to me known, and known to me to be the individual described in and who executed the foregoing instrument, and duly acknowledged to me that he executed the same.

                               /s/ Michael Friedlander
                               -----------------------
                               Notary Public

                               Registration # 02FR6070563
                               Commission Expires March 4, 2006